EXHIBIT 10.1

STOCK PURCHASE AGREEMENT dated as of February 5, 2019 (this “Agreement”) between Hudson Bay Master Fund Ltd, a company organized under the laws of the Cayman Islands (“Seller”) and Cosmos Holdings Inc., a Nevada corporation with offices located at 141 West Jackson Blvd, Suite 4236, Chicago, Illinois 60604 (“Purchaser” or the “Company”).

WHEREAS, Seller owns shares of Common Stock, $0.001 par value per share (the “Common Stock”), of Purchaser.

WHEREAS, Purchaser seeks to purchase from Seller, and Seller seeks to sell to Purchaser, up to One Hundred and Ninety Three Thousand, Four Hundred and Eight (193,408) shares of Common Stock (the “Purchased Shares”) in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual benefits representations, warranties, conditions, covenants and agreements contained herein, the parties hereto hereby agree as set forth below.

ARTICLE I

 PURCHASE AND SALE OF PURCHASED SHARES

1.1 Purchase and Sale of Purchased Shares; Closing Accelerations.

(a) Purchase and Sale of Purchased Shares. Upon the terms and subject to the conditions set forth herein, on each date set forth on the Schedule of Purchased Shares attached hereto or as set forth in the applicable Closing Acceleration Notice (as defined below) or in connection with any Default Date (as defined below) (or any such other date as is mutually agreed to by Seller and Purchaser in writing to effect a Closing hereunder, each, a “Closing Date”), Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, at each such closing (each, a “Closing”) such aggregate number of Purchased Shares set forth on the Schedule of Purchased Shares attached hereto opposite the date of such Closing, as set forth in the applicable Closing Acceleration Notice or in connection with any Default Date.

(b) Closing Acceleration. Notwithstanding anything set forth on the Schedule of Purchased Shares attached hereto, if Purchaser shall, directly or indirectly, issue, sell, grant any option or right to purchase, or otherwise dispose of any equity security or any equity-linked or related security (including, without limitation, any “equity security” (as that term is defined under Rule 405 promulgated under the Securities Act of 1933, as amended (the “1933 Act”)), any Convertible Securities (as defined below), any convertible debt, any preferred stock or any purchase rights) and, in connection therewith, the Company and/or any of its subsidiaries shall be entitled to receive or shall receive, directly or indirectly, cash or other assets in connection therewith (each, an “Eligible Offering”), Purchaser shall within five (5) business days of the closing of each such Eligible Offering (each, a “Eligible Offering Closing”) deliver written notice to Seller setting forth the aggregate gross consideration paid or payable to Purchaser (each, an “Eligible Offering Proceeds”), which notice shall not include any material, non-public information regarding the Company. At any time during the twenty (20) business day period immediately following any given Eligible Offering Closing, Seller may, by written notice (each, a “Closing Acceleration Notice”) to Purchaser, elect to cause one or more accelerations of Purchaser’s acquisition of Purchased Shares hereunder (with an aggregate Purchase Price (as defined below) not to exceed such applicable Eligible Offering Proceeds) to be sold by Seller to Purchaser at one or more additional Closings, each with a Closing Date of the fifth (5th) business day after the applicable Closing Acceleration Notice (or such earlier date as Purchaser and Seller may agree in writing) (each, a “Closing Acceleration Date”), which shall reduce on a share by share basis the Purchased Shares to be sold at other Closings and each applicable Purchase Price by the corresponding Per Share Price(s) of such applicable Purchased Share(s), in each case, as specified in the applicable Closing Acceleration Notice. For the purpose of this Agreement, “Convertible Securities” means any capital stock or other security of the Company or any of its subsidiaries that is at any time and under any circumstances directly or indirectly convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any capital stock or other security of the Company (including, without limitation, Common Stock) or any of its subsidiaries.

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1.2 Purchase Price.

Upon the terms and subject to the conditions of this Agreement, at each Closing, Purchaser shall pay to Seller on the applicable Closing Date, by wire transfer in accordance with the wire instructions of Seller delivered to Purchaser on or prior to such Closing, in U.S. dollars and immediately available funds, such purchase price (each, a “Purchase Price”) equal to the product of (x) the aggregate number of Purchased Shares to be sold to Purchaser at such Closing and (y) $3.00 (in each case, as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events) (the “Per Share Price”). In the event the Company fails to pay a Purchase Price on an applicable Closing Date in accordance with the foregoing, 120% of the sum of the aggregate Purchase Price for such Closing and all future Closings hereunder shall immediately become due and payable hereunder (the “Default Purchase Price”, and the date of any such default, each a “Default Date”) and such Default Purchase Price shall bear interest at the rate of one and a half percent (1.5%) per month (prorated for partial months) until paid in full and the remaining Purchased Shares then eligible to be sold hereunder as such Closings, in the aggregate, shall be referred to herein as the “Default Purchased Shares”. By no later than the third (3rd) business day after Seller’s receipt of the Default Purchase Price, Seller shall cause Seller Broker to effect the delivery of the Default Purchased Shares to Purchaser. Notwithstanding the foregoing, until the Purchaser shall have paid the Default Purchase Price to Seller, Seller may effect one or more Purchase Share Reductions (as defined below), at the sole option of Seller, and upon any such Purchase Share Reduction the applicable Reduced Purchased Shares (as defined below) shall reduce the Default Purchased Shares on a share by share basis and the Default Purchase Price shall be reduced by the product of (x) the aggregate number of such Reduced Purchased Shares in such Purchase Share Reduction and (y) the Per Share Price.

1.3 Purchased Share Reduction.

Notwithstanding anything herein to the contrary, until Seller has received the Purchase Price for any given Purchased Share, Seller may, at Seller’s sole option, sell any such Purchased Share at a price not less than $5.50 per share (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events) (except if a Default Date has occurred on or prior to such date of determination, Seller may sell any such Purchased Share, at Seller’s sole option, at any price per share)(each, a “Reduced Purchased Share”, and each such occurrence, each, a “Purchase Share Reduction”) and, by delivery of written notice to Purchaser (which may be an e-mail) (each, a “Purchased Share Reduction Notice”) reduce the aggregate number of Purchased Shares to be included in any future Closing hereunder, which shall reduce on a share by share basis the Purchased Shares to be sold at other Closings and each applicable Purchase Price by the corresponding Per Share Price(s) of such applicable Reduced Purchased Share(s), in each case, as specified in the applicable Purchased Share Reduction Notice.

1.4 The Closings.

Each Closing contemplated hereby shall take place at 10:00 a.m., EST on each applicable Closing Date. All actions taken at each Closing shall be deemed to have occurred simultaneously.

1.5 Delivery of Purchased Shares.

Upon receipt of the applicable Purchase Price, Seller shall (i) irrevocably direct Seller’s broker (the “Seller Broker”) to transfer the Purchased Shares to Purchaser and (ii) the Purchased Shares shall be transferred to Purchaser or cancelled by the transfer agent of the Company.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as of the date hereof as set forth below.

2.1 Title to Purchased Shares.

Seller is the sole record and beneficial owner of the Purchased Shares to be sold by it pursuant to this Agreement and owns such shares free from all taxes, liens, claims, encumbrances and charges (other than bona fide margin liens in the ordinary course of business). There are no outstanding rights, options, subscriptions or other agreements or commitments obligating Seller to sell or transfer the Purchased Shares and the Purchased Shares are not subject to any lock-up or other restriction on their transfer or on the ability of Purchaser to sell or transfer the Purchased Shares.

2.2 Authority

Seller has the requisite power and authority to execute and deliver this Agreement and to carry out and perform all of its obligations under the terms of this Agreement. This Agreement has been duly executed and delivered by Seller, and this Agreement constitutes the valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

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2.3 Accredited Investor Status.

Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

2.4 Noncontravention.

The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby will not (a) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Seller is a party, or (b) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to Seller, except for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations hereunder.

2.5 Consents.

No consent, approval, permit, order, notification or authorization of, or any exemption from registration, declaration or filing with, any person (governmental or private) is required in connection with the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby.

2.6 Seller Status.

Seller (a) is a sophisticated person with respect to the sale of the Purchased Shares; (b) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Purchased Shares; and (c) has independently and without reliance upon Purchaser, and based on such information as Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Seller has relied upon Purchaser’s express representations, warranties and covenants in this Agreement. Seller acknowledges that Purchaser has not given Seller any investment advice, credit information or opinion on whether the sale of the Purchased Shares is prudent.

2.7 Absence of Litigation.

There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency or self-regulatory organization or body pending or, to the knowledge of Seller, threatened against or affecting Seller that could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations hereunder.

2.8 No Brokers.

Seller has taken no action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

2.9 Outstanding Amounts.

Seller has paid any and all amounts and charges due and owing to the Company with respect to the Purchased Shares and there are no unpaid amounts or charges claimed to be due to the Company from Seller with respect to the Purchased Shares.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as of the date hereof as set forth below.

3.1 Organization and Existence.

Purchaser is an entity duly organized and validly existing under the laws of the jurisdiction of its formation.

3.2 Authority.

Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered on behalf of Purchaser and shall constitute the legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

3.3 Non-contravention.

The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not (a) result in a violation of the organizational documents of Purchaser, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Purchaser is a party, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to Purchaser, except in the case of clauses (b) and (c) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations hereunder.

3.4 Purchaser Status.

Purchaser (a) is a sophisticated person with respect to the purchase of the Purchased Shares; (b) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the purchase of the Purchased Shares; and (c) has independently and without reliance upon Seller, and based on such information as Purchaser has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Purchaser has relied upon Seller’s express representations, warranties and covenants in this Agreement. Purchaser acknowledges that Seller has not given Purchaser any investment advice, credit information or opinion on whether the purchase of the Purchased Shares is prudent.

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3.5 Absence of Litigation.

There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency or self-regulatory organization or body pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser that could reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations hereunder.

3.6 No Brokers.

Purchaser has taken no action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

ARTICLE IV

CONDITIONS TO EACH CLOSING

4.1 Conditions to Seller’s Obligation to Sell.

The obligation of Seller hereunder to sell the applicable Purchased Shares to Purchaser on each Closing Date is subject to the satisfaction, on or before the applicable Closing Date, of each of the following conditions, provided, that these conditions are for Seller’s sole benefit and may be waived by Seller at any time in its sole discretion by providing Purchaser with prior written notice thereof:

(a) Purchaser shall have delivered to Seller the Purchase Price by wire transfer of immediately available funds pursuant to the wire instructions provided by Seller.

(b) The representations and warranties of Purchaser shall be true and correct in all material respects as of the date when made and as of such Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Purchaser at or prior to such Closing Date.

4.2 Conditions to Purchaser’s Obligation to Purchase.

The obligation of Purchaser hereunder to purchase the applicable Purchased Shares on each Closing Date is subject to the satisfaction, on or before the applicable Closing Date, of each of the following conditions, provided, that these conditions are for Purchaser’s sole benefit and may be waived by Purchaser at any time in its sole discretion by providing Seller with prior written notice thereof:

(a) Seller shall have delivered to the transfer agent of the Company the stock certificate or stock certificates representing the Purchased Shares to be sold at such Closing and an irrevocable instruction letter to promptly effect the transfer of such Purchased Shares to the Purchaser or cancel such Purchased Shares (as elected by Purchaser).

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(b) Seller shall have delivered an irrevocable instruction letter to Seller Broker (i) directing Seller Broker to promptly submit a Deposit/Withdrawal at Custodian with respect to the Purchased Shares and (ii) directing Seller Broker to thereafter transfer the applicable Purchased Shares to the Purchaser (or, if elected by Purchaser, deliver such Purchased Shares to the transfer agent of the Company for cancellation) on or prior to such Closing Date.

(c) The representations and warranties of Seller shall be true and correct in all material respects as of the date when made and as of such Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and Seller shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Seller at or prior to such Closing Date.

ARTICLE V

MISCELLANEOUS PROVISIONS

5.1 Governing Law; Jurisdiction; Jury Trial.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

5.2 Headings.

The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

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5.3 Severability.

If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

5.4 Entire Agreement; Amendments.

This Agreement supersedes all other prior oral or written agreements between Purchaser and Seller, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither Seller nor Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by Seller and Purchaser. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

5.5 Notices.

Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to Seller:

Hudson Bay Master Fund Ltd c/o Hudson Bay Capital Management LP 777 Third Avenue, 30th Floor New York, NY 10017 Attention: Yoav Roth E-mail: investments@hudsonbaycapital.com with a copy to (for information purposes only):

Kelley Drye & Warren LLP 101 Park Avenue New York, NY 10178 Telephone: (212) 808-7540 Facsimile: (212) 808-7897 Attention: Michael A. Adelstein, Esq. E-mail: madelstein@kelleydrye.com

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If to Purchaser:

Cosmos Holdings Inc. 141 West Jackson Boulevard, Suite 4236 Chicago, IL 60604 Telephone: (312) 536-3102 Attention: Konstantinos Vassilopoulos E-Mail: g.vassilopoulos@cosmoshold.com

Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by Seller’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (a) or (c) above, respectively.

5.6 Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither Seller nor Purchaser shall assign this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other party.

5.7 No Third Party Beneficiaries.

This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

5.8 Survival.

Unless this Agreement is terminated by mutual consent of Seller and Purchaser, the representations and warranties of Seller and Purchaser contained in Articles II and III shall survive the Closing Date and the delivery and exercise of Purchased Shares, as applicable, through the date that is three years after the Closing Date provided that the representations in Section 2.2 shall survive through the applicable statute of limitations.

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5.9 Disclosure of Transaction.

The Company shall, on or before 8:30 a.m., New York City time, on or prior to the first business day after the date of this Agreement, file a Current Report on Form 8-K describing the terms of the transactions contemplated hereby in the form required by the Securities Exchange Act of 1934, as amended (the “1934 Act”) and attaching this Agreement, to the extent they are required to be filed under the 1934 Act, that have not previously been filed with the Securities and Exchange Commission by the Company (including, without limitation, this Agreement) as exhibits to such filing (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) provided up to such time to Seller by the Company or any of its subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that is not disclosed in the 8-K Filing. The Company shall not, and shall cause its officers, directors, employees, affiliates and agents, not to, provide Seller with any material, nonpublic information regarding the Company from and after the filing of the 8-K Filing without the express written consent of Seller. To the extent that the Company delivers any material, non-public information to Seller without Seller’s express prior written consent, the Company hereby covenants and agrees that Seller shall not have any duty of confidentiality to the Company, any of its subsidiaries or any of their respective officers, directors, employees, affiliates or agent with respect to, or a duty to the to the Company, any of its subsidiaries or any of their respective officers, directors, employees, affiliates or agent or not to trade on the basis of, such material, non-public information. The Company shall not disclose the name of Seller in any filing, announcement, release or otherwise, unless such disclosure is required by law or regulation. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement with respect to the transactions contemplated by this Agreement or as otherwise disclosed in the 8-K Filing, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and any of Seller or any of their affiliates, on the other hand, shall terminate. Neither the Company, its subsidiaries nor Seller shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, the Company shall be entitled, without the prior approval of Seller, to make a press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith or (ii) as is required by applicable law and regulations (provided that in the case of clause (i) Seller shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of Seller (which may be granted or withheld in Seller’s sole discretion), except as required by applicable law, the Company shall not (and shall cause each of its subsidiaries and affiliates to not) disclose the name of Seller in any filing, announcement, release or otherwise.

5.10 Expenses.

Purchaser shall reimburse Kelley Drye & Warren LLP (counsel to Seller), on demand, for a non-accountable amount of $5,000 for the costs and expenses incurred by it in connection with preparing and delivering this Agreement (including, without limitation, all reasonable, documented legal fees and disbursements in connection therewith, and due diligence in connection with the transactions contemplated thereby).

5.11 Further Assurances.

Each party shall use its commercially reasonable efforts to do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

5.12 No Strict Construction.

The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

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IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first written above.

SELLER

HUDSON BAY MASTER FUND LTD

By:	/s/ George Antonopoulos
Name:	George Antonopoulos
Title:	Authorized Signatory

BUYER

COSMOS HOLDINGS INC.

By:	/s/ Grigorios Siokas
Name:	Grigorios Siokas
Title:	CEO

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Schedule of Purchased Shares

Closing Date	Purchased Shares	Purchase Price
March 5, 2019	16,666	$49,998.00
April 5, 2019	44,185	$132,555.00
May 6, 2019	44,185	$132,555.00
June 5, 2019	44,185	$132,555.00
July 5, 2019	44,187	$132,561.00
Total	193,408	$580,224.00

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